EXHIBIT 16.1
October 8, 2008
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 3, 2008, to be filed by our former client, Orbit/FR, Inc. We agree with the statements made in response to that Item insofar as they relate to our firm.
Very truly yours,
/s/ HOBERMAN, MILLER, GOLDSTEIN & LESSER, P.C.
Hoberman, Miller, Goldstein & Lesser, P.C.